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                                                                     EXHIBIT 8.1


                                 [W. John Glancy
                                   Letterhead]


                                  May 18, 1998



Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona  85255

Holly Corporation
100 Crescent Court
Suite 1600
Dallas, Texas  75201

Ladies & Gentlemen:

         You have requested my opinion regarding certain federal income tax consequences of the merger (the "Merger") of Holly Corporation ("Holly"), a Delaware corporation, with and into Giant Industries, Inc. ("Giant"), a Delaware corporation.


         In formulating this opinion, I have examined such documents as I deemed appropriate, including the Agreement and Plan of Merger between Giant and Holly dated as of April 14, 1998 (the "Merger Agreement") and the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") included in Amendment No. 1 to the Registration Statement on Form S-4, No. 333-51785, as filed by Giant with the Securities and Exchange Commission on May 18, 1998 (the "Registration Statement"). In addition, I have obtained such additional information as I have deemed relevant and necessary through consultation with various officers and representatives of Giant and Holly.


         The opinions set forth below assume (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement/Prospectus, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement/Prospectus and the Registration Statement and (3) the accuracy of the representations made by Giant and by Holly set forth in certificates delivered by Giant and by Holly dated the date hereof.

         Based upon the facts and statements set forth above, my examination and review of the documents referred to above and subject to the assumptions set forth above, I am of the opinion that for federal income tax purposes:

                  1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
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Giant Industries, Inc.
Holly Corporation
May 18, 1998
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                  2. Giant and Holly will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  3. No gain or loss will be recognized by the Holly stockholders upon their exchange of Holly common stock for Giant common stock in the Merger, with possible exceptions to the extent that such a stockholder receives cash as a portion of the Merger Consideration as provided in the Merger Agreement or in lieu of a fractional share.

         In addition, in my opinion, based on the facts and assumptions stated above, the discussion set forth under the heading "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus included in the Registration Statement accurately describes, subject to the limitations and qualifications set forth therein, the material federal income tax consequences of the Merger for Giant, Holly, the stockholders of Giant, and the stockholders of Holly who receive Merger Consideration pursuant to the terms of the Merger Agreement.

         I express no opinion concerning any tax consequences of the Merger other than as specifically set forth herein.

         The opinions set forth above are based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which I have relied, may affect the continuing validity of the opinions set forth herein. I assume no responsibility to inform you of any such change or inaccuracy that may occur or come to my attention.

         This opinion is rendered solely for your benefit in connection with the transaction described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus.

                                                 Very truly yours,


                                                 /s/ W. John Glancy
                                                 W. John Glancy